Exhibit 99.1
August 9, 2006
For Immediate Release
Collegiate Pacific Discusses Q406, FY06 and FY07 Guidance and Its Offer To
Purchase Remaining Shares of Sport Supply Group, Inc.
The Company will host a conference call to discuss these events at 800AM CDT on Thursday, August 10, 2006. The call may be accessed by dialing number 1-877-228-3600 and using passcode 184217.
Collegiate Pacific Inc. (AMEX – BOO) today announced preliminary unaudited results for the fiscal fourth quarter and year ended June 30, 2006 and earnings guidance for FY07 which began July 1, 2006. The Company also announced it had submitted an offer to the Special Committee of Sport Supply Group, Inc. to purchase the remaining shares of Sport Supply Group it does not currently own for a value of $8.80 per Sport Supply Group share of common stock.
Regarding Q406 preliminary results, the Company currently expects to report revenues of approximately $53 Million and a loss in the range of $700K to $1.1 Million for its 2006 fourth quarter and revenues of approximately $224 Million and earnings of approximately $1.7 — $2.1 Million for the year ended June 30, 2006. Results for the fourth quarter were adversely affected by a $5.3 million increase in the sequential unshipped backlog from March 31, 2006 to June 30, 2006 and additional platform-building expenses incurred to support future growth. The higher level of backlog is believed to be mostly the result of football uniform customers taking their deliveries closer to the start of the school season, and a delay in the completion of several large installation jobs from our west coast subsidiary. The Company anticipates much of this backlog to be relieved in the coming quarters. The Company expects to announce its audited 2006 results of operations in mid-September.
Regarding FY07 guidance, the Company projects revenues of approximately $250 Million and Fully Diluted GAAP EPS in the range of $0.52 — $0.64. This guidance assumes no change in our current 73.2% ownership of Sport Supply Group, Inc. during FY07.
Regarding Sport Supply Group, Inc. (SSPY.PK), the Company announced it had submitted an offer to the Special Committee of Sport Supply Group to purchase the remaining shares it does not currently own for a value of $8.80 per Sport Supply Group share, comprised of $1.76 per share in cash and the remainder in BOO common stock and/or cash at the Company’s election. Sport Supply Group formed the Special Committee to evaluate the Company’s confidential prior proposal in March 2006 to acquire the Sport Supply Group shares, and the Company and the Sport Supply Group Special Committee have continued to engage in discussions since that time. While the Company is hopeful to move forward towards a mutually acceptable definitive merger agreement in the future, the offer is subject to the approval of the Special Committee and the Company’s Board of Directors and there can be no assurance that a definitive merger agreement will be executed or that the merger will be completed.
Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The company offers more than 4,500 products to 300,000 prospective and existing customers. The company distributes approximately 1.5 million catalogs annually and employs approximately 175 professional road salesmen.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors and suppliers, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
In connection with any proposed merger with Sport Supply Group, Collegiate Pacific will file a registration statement with the Securities and Exchange Commission containing a proxy statement/prospectus. The proxy statement/prospectus will be mailed to stockholders of Collegiate Pacific and Sport Supply Group to consider and vote upon the proposed merger. Investors and stockholders are urged to carefully read the proxy statement/prospectus and other relevant materials filed with the Securities and Exchange Commission when they become available because they will contain important information about Collegiate Pacific, Sport Supply Group, the proposed merger and other related matters. Investors and stockholders may obtain free copies of these documents (when they are available) and other documents filed by Collegiate Pacific at the Securities and Exchange Commission’s web site at www.sec.gov. These documents can also be obtained for free from Collegiate Pacific by directing such request to the Company’s Investor Relations at (972) 243-8100.
Collegiate Pacific and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitations of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of Collegiate Pacific’s participants in any solicitation is set forth in Collegiate Pacific’s proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission and in the proxy statement/prospectus relating to the proposed merger when it becomes available.
Contact:
Collegiate Pacific Inc., Dallas
Adam Blumenfeld, 972-243-8100
or
Michael Blumenfeld, 972-243-8100
Source: Collegiate Pacific